Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2013 Financial Results; Provides 2014 Guidance

Key Announcements

•                  Strategic and Financial Review Now Complete

•                  Recorded pre-tax charge of ($546) million, and established non-cash valuation allowance of ($381) million

•                  Providing Full-Year 2014 Guidance: Revenues $6.5 - $6.7 billion, Earnings Per Share of $2.50 - $2.65, Adjusted Free Cash Flow approximately $150 million*

Fourth Quarter 2013 Consolidated Results

•                  Total Revenues of $1.5 billion, up 5% y/y

•                  Reports fully diluted EPS loss of ($4.15)

•                  Cash From Operations of $61 million, adjusted Free Cash Flow of $6 million*

•                  Records net pre-tax charges of ($546) million, primarily on the 787 program

•                  Establishes non-cash valuation allowance of ($381) million against U.S. net deferred tax assets

Full-Year 2013 Consolidated Results

•                  Total Revenues of $6.0 billion, up 10% y/y

•                  Reports EPS loss of ($4.40)

•                  Cash From Operations of $261 million, adjusted Free Cash Flow of $57 million*

•                  Total backlog ~$41 billion

Wichita, Kan., Feb. 6, 2014 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2013 financial results reflecting record high revenue on higher ship set deliveries and strong mature program operating performance.

Spirit’s fourth quarter 2013 revenues were $1.5 billion, up from $1.4 billion for the same period of 2012 due to increased production deliveries during the quarter.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$1,494	$1,426	5%	$5,961	$5,398	10%
Operating (Loss) Income	($321)	$98	(427%)	($364)	$92	(495%)
Operating (Loss) Income as a % of Revenues	(21.5%)	6.9%	(2,840) BPS	(6.1%)	1.7%	(780) BPS
Net (Loss) Income	($587)	$61	(1,067%)	($621)	$35	(1,886%)
Net (Loss) Income as a % of Revenues	(39.3%)	4.3%	(4,360) BPS	(10.4%)	0.6%	(1,100) BPS
(Loss) Earnings Per Share (Fully Diluted)	($4.15)	$0.43	(1,065%)	($4.40)	$0.24	(1,933%)
Fully Diluted Weighted Avg Share Count	141.4	142.7		141.3	142.7

* Non-GAAP financial measure, see Appendix for reconciliation

Operating loss for the fourth quarter of 2013 was ($321) million compared to operating income of $98 million in the fourth quarter of 2012. Net loss for the quarter was ($587) million, or ($4.15) per share, compared to net income of $61 million, or $0.43 per share, in the same period of 2012. The current quarter includes net pre-tax ($546) million, or ($2.42) per share, of forward loss charges principally on the 787 program. This is compared to net pre-tax ($34) million, or ($0.19) per share, of forward loss charges in the same period of 2012.  The current quarter also includes a ($381) million, or ($2.69) per share, negative impact due to the establishment of a valuation allowance against U.S. net deferred tax assets. Additionally, the quarter includes net pre-tax $51 million favorable cumulative catch-up adjustments, or $0.22 per share, and pension related gains of $17 million, or $0.09 per share.

Revenue for the full-year 2013 increased 10 percent to $6.0 billion.  Operating loss for the full-year was ($364) million compared to operating income of $92 million for the prior year.  Full-year net loss was ($621) million, or ($4.40) per share, compared to net income of $35 million, or $0.24 per share in 2012. (Table 1)

“This fourth quarter and year-end report signifies the conclusion of our internal strategic and financial review,” said President and Chief Executive Officer Larry Lawson. “It’s been nine months of intensive effort on behalf of the entire Spirit team.”

“2013 has been a transformational year and I’m proud of our entire enterprise. It’s been hard work.  We’ve conducted our reviews, we’ve sharpened our processes and our team and we have intensified the clarity and fidelity of the analyses.  We’re better positioned to move forward as we ramp up alongside our customers to all-time historical highs in commercial aircraft production rates.”

“We are entering 2014 with a strong cost discipline and relentless focus on performance and accountability that should begin to yield consistent cash generation,” Lawson continued.

* Non-GAAP financial measure, see Appendix for reconciliation

“During the quarter we delivered strong operating performance across mature programs, successfully executed a rate increase on the 787 program to 10 airplanes per month, and continued to work on the sale of our Oklahoma operations. All of this progress is indicative of the change at Spirit as we reduce costs, focus our resources on value-added engineering and manufacturing, and position the company for future growth.”

“The quarter also includes an updated assessment of the current labor and material costs, as well as the near term achievable cost reductions on the 787 program, resulting in the charge,” Lawson added.

“Today, Spirit’s strong backlog of $41 billion demonstrates our position as a key aerostructures leader, able to execute production rates at all-time historical levels, which is no small feat in the commercial aerospace up-cycle. Our brand is our dedication to our customers’ success.  Longer-term, as our customers’ demand for high quality cost-effective engineering and manufacturing intensifies, Spirit’s capability and affordability in both design and manufacturing will generate growth opportunities in both the large commercial aircraft and defense markets,” Lawson concluded.

Spirit’s backlog at the end of the fourth quarter of 2013 increased by over 7 percent from the previous quarter to $41 billion as orders exceeded deliveries. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the fourth quarter of 2013 and recorded net pre-tax charges of ($546) million, or ($2.42) per share. These include pre-tax charges of ($385) million, or ($1.71) per share on the 787 program; ($54) million, or ($0.24) per share, on the G650 wing program; ($43) million, or ($0.19) per share, on the G280 wing program; ($31) million, or ($0.14) per share, on the 747-8 program; ($22) million, or ($0.09) per share, on the BR725 nacelle program; and ($11) million, or ($0.05) per share, on the 767 program.

Additionally, in the fourth quarter of 2013 the company recorded net pre-tax $51 million, or $0.22 per share, favorable cumulative catch-up adjustments primarily associated with productivity and efficiency improvements on mature programs. In comparison, Spirit recognized net pre-tax $10 million favorable cumulative catch-up adjustments in the fourth quarter of 2012.

Cash flow from operations was a $61 million source of cash for the fourth quarter of 2013, compared to a $309 million source of cash for the fourth quarter of 2012. Excluding forward losses, the current quarter reflects increases in inventory associated with rate increases as well as timing of certain tax receipts and payables. The fourth quarter of 2012 reflected net insurance proceeds of approximately $112 million associated with the severe weather event at Spirit’s Wichita, Kansas facility in April 2012. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter		Twelve Months
($ in millions)	2013	2012	2013	2012

Cash Flow from Operations	$61	$309	$261	$544
Purchases of Property, Plant & Equipment**	($81)	($79)	($273)	($249)
Free Cash Flow*	($20)	$230	($12)	$295
Adjusted Free Cash Flow*#	$6	$118	$57	($84)
**Purchases of Property, Plant & Equipment includes purchases related to the April 14th, 2012 severe weather event #Excludes Net Severe Weather Impact and Net A350 Customer Advances

			December 31,	December 31,
Liquidity			2013	2012

Cash			$421	$441
Total Debt			$1,167	$1,176

Cash balances at the end of the year were $421 million. At the end of 2013, the company’s $650 million revolving credit facility was undrawn.  Debt balances at the end of the fourth quarter were $1.2 billion.

The company’s credit rating remained unchanged at the end of the fourth quarter 2013 with a BB rating, negative outlook by Standard & Poor’s and a Ba2 rating, negative outlook by Moody’s Investor Services.

Financial Outlook and Risk to Future Financial Results

Spirit revenue for the full-year 2014 is expected to be between $6.5 - $6.7 billion based on Boeing’s 2014 delivery guidance of 715 to 725 aircraft; expected Airbus deliveries in 2014 at a similar level to those in 2013; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those for the full year of 2013.

Fully diluted earnings per share guidance for 2014 is expected to be between $2.50 - $2.65 per share.

* Non-GAAP financial measure, see Appendix for reconciliation

Adjusted cash flow from operations, less capital expenditures, is expected to be approximately $150 million*, with capital expenditures consistent with those for the full year of 2013.

The effective tax rate for 2014 is forecasted to be approximately 31.0 - 32.0 percent, reflecting the expected benefit of the U.S. Research Tax Credit for 2014, and excluding any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets recorded at the end of 2013. (Table 3)

Risks to our financial guidance are described more fully in the “Risk Factors” section of our filings with the Securities and Exchange Commission. These factors include Spirit’s ability to achieve acceptable ship set pricing with its customers including pricing for derivative airplane models, our ability to achieve anticipated productivity and cost improvement for all of our airplane programs, the risk of higher than forecast non-recurring costs on maturing programs, fluctuations in demand in the market for commercial and business jet aircraft, and the impact of the potential divestiture of our Oklahoma sites.

Table 3. Financial Outlook Issued February 6, 2014	2013 Actual	2014 Guidance

Revenues	$6.0 billion	$6.5 - $6.7 billion

(Loss) Earnings Per Share (Fully Diluted)	($4.40)	$2.50 - $2.65

Effective Tax Rate**	(44.4%)	~31.0% - 32.0%

Adjusted Free Cash Flow*	$57 million	~$150 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit (Assumes ~1.0% benefit) and does not assume an impact for any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of maturing programs; our ability to perform our obligations and manage costs related to our maturing commercial, business aircraft, and military development programs and the related recurring production; margin pressures and the potential for additional forward losses on maturing programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; the effect on business and commercial aircraft demand and build rates of the following factors: changing customer preferences for business aircraft, including the effect of global economic conditions on the business-aircraft market, expanding conflicts or political unrest in the Middle East or Asia, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of  global economic uncertainty; the success and timely execution of key milestones, such as certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to successfully negotiate new pricing under our agreements with Boeing; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; our ability to secure work for replacement programs; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; our ability to sell our Oklahoma sites for a price acceptable to us; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of any interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; and our exposure to potential product liability and warranty claims.  These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the fourth quarter of 2013 were $700.8 million, up 3 percent from the same period last year on increased production volumes.  Operating margin for the fourth quarter of 2013 was (32.4) percent as compared to 13.8(1) percent during the same period of 2012. In the fourth quarter of 2013, the segment recorded a pre-tax ($333) million forward loss on the 787 program reflecting current labor and material costs as well as near term achievable cost reductions, additional pre-tax ($31) million forward loss on the 747-8 program driven by incorporating model mix and schedule, and a pre-tax ($4) million forward loss on the 767 program driven by updated labor costs. In addition, the segment recorded net pre-tax $26 million favorable cumulative catch-up adjustments associated with productivity and efficiency on mature programs.  In comparison, in the fourth quarter of 2012 the segment realized net pre-tax $5 million favorable cumulative catch-up adjustments and a pre-tax forward loss of ($6) million on the 747-8 program.

Propulsion Systems

Propulsion Systems segment revenues for the fourth quarter of 2013 were $398.2 million, up 8 percent from the same period last year on higher production volumes.  Operating margin for the fourth quarter of 2013 was 4.7 percent as compared to 13.3(1) percent in the fourth quarter of 2012. In the fourth quarter of 2013, the segment realized a pre-tax ($31) million forward loss on the 787 program reflecting current labor and material costs as well as near term achievable cost reductions, additional pre-tax ($22) million forward loss on the BR725 nacelle program primarily associated with updated labor costs, and additional pre-tax ($7) million forward loss on the 767 program due to model mix.  In addition, the segment recorded net pre-tax $15 million favorable cumulative catch-up adjustments associated with productivity and efficiency on mature programs.  In comparison, in the fourth quarter of 2012 the segment realized net pre-tax ($1) million unfavorable cumulative catch-up adjustments and a pre-tax ($8) million forward loss on the 767 program.

Wing Systems

Wing Systems segment revenues for the fourth quarter of 2013 were $392.8 million, up 5 percent from the same period last year on increased production volumes.

(1)Warranty reserve of $3.3 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Operating margin for the fourth quarter of 2013 was (16.0) percent as compared to 5.5 (1) percent during the same period of 2012. In the fourth quarter of 2013, the segment realized additional pre-tax ($54) million forward loss on the G650 wing program and an additional pre-tax ($43) million forward loss on the G280 wing program both primarily due to higher costs associated with supplier performance, as well as additional pre-tax ($21) million forward loss on the 787 program reflecting current labor and material costs as well as near term achievable cost reductions.  In addition, the segment recorded net pre-tax $10 million favorable cumulative catch-up adjustments associated with productivity and efficiency on mature programs.  In comparison, in the fourth quarter of 2012 the segment recorded net pre-tax $6 million favorable cumulative catch-up adjustments and an additional pre-tax ($20) million forward loss on the G280 wing program.

(1)Warranty reserve of $3.3 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Appendix

Table 4. Segment Reporting

	(unaudited)			(unaudited)
	4th Quarter			Twelve Months
($ in millions)	2013	2012	Change	2013	2012	Change

Segment Revenues
Fuselage Systems	$700.8	$680.2	3.0%	$2,861.1	$2,590.6	10.4%
Propulsion Systems	$398.2	$368.1	8.2%	$1,581.3	$1,420.9	11.3%
Wing Systems	$392.8	$375.3	4.7%	$1,502.5	$1,375.1	9.3%
All Other	$2.6	$2.0		$16.1	$11.1
Total Segment Revenues	$1,494.4	$1,425.6	4.8%	$5,961.0	$5,397.7	10.4%

Segment (Loss) Earnings from Operations
Fuselage Systems	$(227.1)	$93.9	(341.9)%	$70.1	$391.9	(82.1)%
Propulsion Systems	$18.9	$48.8	(61.3)%	$235.8	$67.5	249.3%
Wing Systems	$(62.7)	$20.6	(404.4)%	$(414.0)	$(335.6)	(23.4)%
All Other	$0.3	$(0.2)		$4.4	$1.0
Total Segment Operating (Loss) Earnings(1)	$(270.6)	$163.1	(265.9)%	$(103.7)	$124.8	(183.1)%

Unallocated Expense
Corporate SG&A	$(43.5)	$(42.7)	1.9%	$(181.5)	$(155.3)	16.9%
Impact From Severe Weather Event	$(10.7)	$(18.1)		$(30.3)	$146.2
Research & Development	$(3.0)	$(1.0)	200.0%	$(8.9)	$(4.4)	102.3%
Cost of Sales(1) (2)	$7.0	$(3.3)	(312.1)%	$(39.9)	$(19.0)	110.0%
Total (Loss) Earnings from Operations	$(320.8)	$98.0	(427.3)%	$(364.3)	$92.3	(494.7)%

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(32.4)%	13.8%	(4,620) BPS	2.5%	15.1%	(1,260) BPS
Propulsion Systems	4.7%	13.3%	(860) BPS	14.9%	4.8%	1,010 BPS
Wing Systems	(16.0)%	5.5%	(2,150) BPS	(27.6)%	(24.4)%	(320) BPS
All Other	11.5%	(10.0)%		27.3%	9.0%
Total Segment Operating (Loss) Earnings as % of Revenues	(18.1)%	11.4%	(2,950) BPS	(1.7)%	2.3%	(400) BPS

Total Operating (Loss) Earnings as % of Revenues	(21.5)%	6.9%	(2,840) BPS	(6.1)%	1.7%	(780) BPS

(1)                 Warranty reserve of $3.3 million and $11.0 million were reclassified from segment operating income to unallocated cost of sales to conform to current year presentation for each of the three and twelve months ended December 31st, 2012, respectively.

(2)                 Unallocated cost of sales includes $15.4 million in pension related gains for the three months and twelve months ended December 31st, 2013.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2012
B737	105	105	107	100	417
B747	5	6	7	6	24
B767	7	6	6	6	25
B777	21	21	22	22	86
B787	8	11	9	15	43
Total	146	149	151	149	595

A320 Family	112	109	103	113	437
A330/340	25	24	26	22	97
A350	1	—	1	1	3
A380	7	6	3	8	24
Total	145	139	133	144	561

Business/Regional Jet	12	19	27	26	84

Total Spirit	303	307	311	319	1,240

2013 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2013
B737	106	115	114	107	442
B747	6	4	6	3	19
B767	6	5	3	1	15
B777	24	25	26	24	99
B787	17	14	15	19	65
Total	159	163	164	154	640

A320 Family	121	117	111	137	486
A330/340	27	30	26	30	113
A350	2	1	1	4	8
A380	7	10	9	8	34
Total	157	158	147	179	641

Business/Regional Jet	20	19	27	31	97

Total Spirit	336	340	338	364	1,378

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	($ in millions, except per share data)

Net revenues	$1,494.4	$1,425.6	$5,961.0	$5,397.7
Operating costs and expenses:
Cost of sales	1,743.8	1,250.7	6,059.5	5,245.3
Selling, general and administrative	49.6	46.3	200.8	172.2
Impact from severe weather event	10.7	18.1	30.3	(146.2)
Research and development	11.1	12.5	34.7	34.1
Total operating costs and expenses	1,815.2	1,327.6	6,325.3	5,305.4
Operating (loss) income	(320.8)	98.0	(364.3)	92.3
Interest expense and financing fee amortization	(18.1)	(20.3)	(70.1)	(82.9)
Interest income	0.1	0.1	0.3	0.2
Other income (expense), net	4.5	(1.6)	3.3	1.8
(Loss) income before income taxes and equity in net (loss) income of affiliate	(334.3)	76.2	(430.8)	11.4
Income tax (provision) benefit	(253.4)	(15.3)	(191.1)	24.1
(Loss) income before equity in net (loss) income of affiliate	(587.7)	60.9	(621.9)	35.5
Equity in net income (loss) of affiliate	0.8	(0.2)	0.5	(0.7)
Net (loss) income	$(586.9)	$60.7	$(621.4)	$34.8

(Loss) earnings per share
Basic	$(4.15)	$0.43	$(4.40)	$0.24
Shares	141.4	140.9	141.3	140.7

Diluted	$(4.15)	$0.43	$(4.40)	$0.24
Shares	141.4	142.7	141.3	142.7

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2013	December 31, 2012
	($ in millions)
Current assets
Cash and cash equivalents	$420.7	$440.7
Accounts receivable, net	550.8	420.7
Inventory, net	1,842.6	2,410.8
Other current assets	105.6	83.2
Total current assets	2,919.7	3,355.4
Property, plant and equipment, net	1,803.3	1,698.5
Pension assets	252.6	78.4
Other assets	109.5	283.0
Total assets	$5,085.1	$5,415.3
Current liabilities
Accounts payable	$753.7	$659.0
Accrued expenses	220.6	216.3
Current portion of long-term debt	16.8	10.3
Advance payments, short-term	133.5	70.7
Deferred revenue, short-term	19.8	18.4
Other current liabilities	191.2	92.3
Total current liabilities	1,335.6	1,067.0
Long-term debt	1,150.5	1,165.9
Advance payments, long-term	728.9	833.6
Deferred revenue and other deferred credits	30.9	30.8
Pension/OPEB obligation	69.8	75.6
Other liabilities	288.4	245.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 120,946,429 and 119,671,298 shares issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 23,851,694 and 24,025,880 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,025.0	1,012.3
Accumulated other comprehensive loss	(54.6)	(145.2)
Retained earnings	508.7	1,127.9
Total shareholders’ equity	1,480.5	1,996.4
Noncontrolling interest	0.5	0.5
Total equity	1,481.0	1,996.9
Total liabilities and equity	$5,085.1	$5,415.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Twelve Months Ended
	December 31, 2013	December 31, 2012
	($ in millions)
Operating activities
Net (loss) income	$(621.4)	$34.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation expense	158.2	151.1
Amortization expense	9.8	19.7
Accretion of customer supply agreement	0.6	0.2
Employee stock compensation expense	19.6	15.3
Excess tax benefits from share-based payment arrangements	(0.6)	(1.2)
Loss on disposition of assets	0.1	14.1
Loss from discontinued hedge accounting on interest rate swaps	—	5.2
(Gain) on effectiveness of hedge contracts	(2.6)	(1.5)
(Gain) from foreign currency transactions	(2.6)	(5.6)
Deferred taxes	202.8	(120.1)
Long-term tax provision	(2.5)	3.6
Pension and other post-retirement benefits, net	(32.0)	(8.9)
Grant income	(7.3)	(5.8)
Equity in net loss of affiliate	(0.5)	0.7
Changes in assets and liabilities
Accounts receivable	(128.5)	(151.1)
Inventory, net	666.0	228.3
Accounts payable and accrued liabilities	104.2	114.5
Advance payments	(41.9)	239.6
Deferred revenue and other deferred credits	(0.2)	(12.4)
Other	(60.6)	23.9
Net cash provided by operating activities	260.6	544.4
Investing activities
Purchase of property, plant and equipment	(234.2)	(236.1)
Purchase of property, plant and equipment - severe weather related expenses	(38.4)	(12.9)
Other	4.4	0.2
Net cash (used in) investing activities	(268.2)	(248.8)
Financing activities
Proceeds from revolving credit facility	—	170.0
Payments on revolving credit facility	—	(170.0)
Proceeds from issuance of debt	—	547.6
Principal payments of debt	(10.4)	(571.0)
Debt issuance and financing costs	(4.1)	(12.4)
Excess tax benefits from share-based payment arrangements	0.6	1.2
Net cash (used in) financing activities	(13.9)	(34.6)
Effect of exchange rate changes on cash and cash equivalents	1.5	1.9
Net (decrease) increase in cash and cash equivalents for the period	(20.0)	262.9
Cash and cash equivalents, beginning of the period	440.7	177.8
Cash and cash equivalents, end of the period	$420.7	$440.7

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Free Cash Flow

	4th Quarter		Twelve Months		Guidance
	2013	2012	2013	2012	2014

Cash Provided by Operating Activities	$61.3	$308.9	$260.6	$544.4	$370 - $395
Capital Expenditures	($81.1)	($78.5)	($272.6)	($249.0)	($230) - ($255)
Free Cash Flow	($19.8)	$230.4	($12.0)	$295.4	~$140

Adjusted Free Cash Flow

	4th Quarter		Twelve Months		Guidance
	2013	2012*	2013	2012*	2014

Cash Provided by Operating Activities	$61.3	$308.9	$260.6	$544.4	$370 - $395
Net Severe Weather Impact	$10.7	($118.8)	$30.3	($146.2)	$5
Net A350 Customer Advances				($246.3)
Adjusted Cash Provided by (used in) Operating Activities	$72.0	$190.1	$290.9	$151.9	$375 - $400

Capital Expenditures	($81.1)	($78.5)	($272.6)	($249.0)	($230) - ($255)
Severe Weather Impact	$15.0	$5.9	$38.4	$12.9	$5
Adjusted Capital Expenditures	($66.1)	($72.6)	($234.2)	($236.1)	($225) - ($250)

Adjusted Cash Provided by (used in) Operating Activities	$72.0	$190.1	$290.9	$151.9	$375 - $400
Adjusted Capital Expenditures	($66.1)	($72.6)	($234.2)	($236.1)	($225) - ($250)
Adjusted Free Cash Flow	$5.9	$117.5	$56.7	($84.2)	~$150

*Insurance proceeds for investment purposes - severe weather related expenses are included in Net Severe Weather Impact